Exhibit 5.2

June 12, 2013

Catalent Pharma Solutions, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special local counsel to Catalent USA Woodstock, Inc., an Illinois corporation (the “Guarantor”), in connection with certain matters of Illinois law arising in connection with a Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) by Catalent Pharma Solutions, Inc., a Delaware corporation (the “Issuer”), the Guarantor and the other guarantors named therein (together with the Guarantor, the “Note Guarantors”).

The Registration Statement relates to the proposed offer by the Issuer to exchange (the “Exchange Offer”) up to $350,000,000 aggregate principal amount of the Issuer’s outstanding 7.875% Senior Notes due 2018 which have been registered under the Securities Act (the “Old Senior Notes”) guaranteed by the Note Guarantors for a like principal amount of the Issuer’s 7.875% Senior Notes due 2018 registered under the Securities Act (the “New Senior Notes”), also guaranteed by the Note Guarantors (the “Senior Guarantees”); and

The Old Senior Notes and the Senior Guarantees have been, and the New Senior Notes will be, issued pursuant to an Indenture, dated as of September 18, 2012 (the “Senior Indenture”), by and among the Issuers, the Note Guarantors and The Bank of New York Mellon, as Trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Registration Statement.

For purposes of the opinions, which are set forth in paragraphs (1) through (4) below (the “Opinions”), and other statements made in this letter, we have examined the following documents:

i. The Indenture, including the guarantee (the “Guarantee”) by the Guarantor set forth in Article X thereof;

Catalent Pharma Solutions, Inc.

June 12, 2013

ii. Photocopies of the Articles of Amendment and Restated Articles to the Articles of Incorporation of the Guarantor and applicable resolutions of the Board of Directors of the Guarantor relating to the Registration Statement, the Indenture, the Guarantee and the Exchange Offer;

iii. Certificate issued by the Illinois Secretary of State, dated April 17, 2013, relating to the good standing of the Guarantor in the State of Illinois; and

iv. the Registration Statement.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to all matters of fact relevant to the Opinions and other statements made herein, with your permission, we have relied on the representations and statements of fact made in the documents so reviewed, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the documents submitted to us. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that the Indenture, the Senior Notes and the Guarantees have not been amended, restated, modified, supplemented or terminated, and no rights thereunder have been waived by any action or inaction of any party thereto and that the Exchange Notes will be issued and sold in the manner described in the Registration Statement. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

The Opinions are based as to matters of law solely on applicable provisions of the Illinois Business Corporation Act of 1983, as amended and currently in effect.

Based solely upon the foregoing, and subject to all of the comments, qualifications, exceptions, limitations and other matters stated herein, we are of the opinion that :

1. Guarantor is validly existing as a corporation and in good standing under the laws of the State of Illinois.

2. Guarantor has the corporate power and authority to execute and deliver the Indenture, including Article X thereof containing the Guarantee, and to perform its obligations thereunder.

3. The execution, delivery and performance by Guarantor of the Indenture, including the Guarantee, have been duly authorized by all necessary corporate action of such Guarantor.

4. Guarantor has duly executed and delivered the Indenture.

Catalent Pharma Solutions, Inc.

June 12, 2013

We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the Opinions expressed herein). We express no opinion with respect to any laws, statutes, governmental rules or regulations or decisions which in our experience are not applicable generally to transactions of the kind covered by the Indenture or the New Senior Notes or covered by opinions typically delivered in connection with transactions of the kind covered by the Indenture or the New Senior Notes, including without limitation, as to federal or state securities laws or regulations, federal or state laws or regulations relating to drug, biologic or consumer health products or any other law or regulations relating to the business of the Issuer or the Guarantor, antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any political subdivision below the state level. We have assumed the validity and constitutionality of each statute, rule, regulation or executive order covered by this opinion letter. The Opinions are limited to the substantive laws of the State of Illinois. The Opinions with respect to the valid existence and good standing of the Guarantor in the State of Illinois are based solely upon the certificate of good standing reviewed by us.

This opinion letter has been prepared for use in connection with the Registration Statement, the Indenture and the Guarantee. This opinion letter speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to effectiveness of the Registration Statement.

We hereby consent to the reliance on, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, this opinion letter by Simpson Thacher & Bartlett LLP; provided, that no such reliance will have any effect on the scope, phrasing or originally intended use of this opinion letter. We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Neal, Gerber & Eisenberg LLP

NEAL, GERBER & EISENBERG LLP

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